Exhibit 99.1

Belpointe OZ Secures $204 Million Loan to Refinance Aster & Links in Sarasota, FL

Greenwich, CT (October 9, 2025) – Belpointe PREP, LLC (“Belpointe OZ,” “we,” “us,” “our” or the “Company”) (NYSE American: OZ), a publicly traded qualified opportunity fund, today announced that it has closed on a refinance transaction for approximately $204.14 million with an affiliate of Affinius Capital LLC (“Affinius Capital”), an integrated institutional real estate investment firm, for the Company’s flagship Sarasota development, Aster & Links.

A portion of the transaction proceeds have been used to refinance existing debt and the remaining proceeds will support the continued lease-up and stabilization of Aster & Links, our newly completed, Class A, 424-unit multifamily property with more than 50,000 square feet of grocery-anchored retail. In addition, the refinance will save Belpointe OZ an estimated multiple millions of dollars per year, providing substantial ongoing financial benefit to the Company and its investors.

Aster & Links has already attracted strong leasing demand, with more than 50% of its residential units leased and its retail offering anchored by a Sprouts Farmers Market®, alongside curated retail, spa, and restaurant offerings that complement the project’s residential lifestyle.

Situated in the heart of downtown Sarasota, Aster & Links offers residents an elevated living experience with thoughtfully designed and spacious one-, two- and three-bedroom apartments, many featuring powder rooms or dens perfect for entertaining. Two-level penthouses provide soaring ceilings, grand townhome-style layouts, and premium appliance packages, complemented by world-class amenities that rival high-end resorts and condos. Perfectly positioned just steps from Sarasota’s vibrant arts, dining, and waterfront attractions, Aster & Links continues to attract discerning residents seeking a dynamic yet relaxed coastal lifestyle.

“The refinance of Aster & Links marks an important milestone for Belpointe OZ,” said Brandon Lacoff, Chief Executive Officer of Belpointe OZ. “This refinance, completed with a respected institutional partner in Affinius Capital, reflects both the quality of the asset and our ability to execute on developments that create long-term value for our investors and residents.”

Tal Bar-Or of Lantern Real Estate Advisors + Partners arranged the financing.

About Belpointe OZ

Belpointe OZ is a publicly traded qualified opportunity fund, listed on NYSE American under the symbol “OZ.” To date, Belpointe OZ has over 2,500 units in its development pipeline throughout four cities, representing an approximate total project cost of over $1.3 billion.

Belpointe OZ has filed a registration statements (including a combined prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offer and sale of up to an aggregate of $750,000,000 of Class A units representing limited liability interests in Belpointe OZ (the “Class A units”). Before you invest, you should read Belpointe OZ’s most recent prospectus and the other documents that it has filed with the SEC for more complete information about Belpointe OZ and the offering. Investing in Belpointe OZ’s Class A units involves a high degree of risk, including a complete loss of investment. Prior to making an investment decision, you should carefully consider Belpointe OZ’s investment objectives and strategy, risk factors, fees and expenses and any tax consequences that may results from an investment in Belpointe OZ’s Class A units. To view Belpointe OZ’s most recent prospectus containing this and other important information visit sec.gov or investors.belpointeoz.com. Alternatively, you may request Belpointe OZ send you the prospectus by calling (203) 883-1944 or emailing IR@belpointeoz.com. Read the prospectus in its entirety before making an investment decision.

About Affinius Capital LLC

Affinius Capital® is an integrated institutional real estate investment firm focused on value-creation and income generation. With a 40-year track record and $63 billion in gross assets under management, Affinius has a diversified portfolio across North America and Europe providing both equity and credit to its trusted partners and on behalf of its institutional clients globally. For more information, visit www.affiniuscapital.com.

About Aster & Links

Aster & Links is one of Sarasota’s premier mixed-use luxury communities, offering sophisticated rental residences and vibrant retail in the heart of downtown Sarasota. With distinctive design, upscale amenities, and an unbeatable location, Aster & Links delivers an exceptional living experience infused with comfort, connection, and culture. Learn more at asterandlinks.com or by calling (888) 680-3897.

Cautionary Note Regarding Forward-Looking Statements

This press release (this “Press Release”) contains express or implied “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to qualify for the “safe harbor” from liability established by those sections. Forward-looking statements are based on our current beliefs and assumptions, and on information currently available to us, and only speak as of the date of this Press Release. All statements other than statements of historical fact, such as statements containing estimates, projections and other forward-looking information, are forward-looking statements. Forward-looking statements are typically identified by words and phrases such as “anticipate,” “estimate,” “believe,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “seek,” “should,” “will,” “would,” “expect,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target” or the negative of such words and other comparable terminology. However, the absence of these words does not mean that a statement is not forward-looking. Any forward-looking statements expressing an expectation or belief as to future events is expressed in good faith and believed to be reasonable at the time such forward-looking statement is made. However, these statements are not guarantees of future events and involve risks, uncertainties and other factors beyond our control, including factors described in our filings with the SEC, such as those detailed under the heading “Risk Factors” in our annual report on Form 10-K and quarterly reports on Form 10-Q. We cannot provide you with assurance that any of the assumptions upon which our forward-looking statements are based will prove to be correct. Should one or more risks materialize, or should our underlying assumptions prove incorrect, actual results may vary materially from those expressed or implied in any forward-looking statements, and you are therefore cautioned against placing undue reliance on any forward-looking statements. Except as otherwise required by applicable law, including federal securities laws, we do not intend to update or revise any forward-looking statements as a result of new information, future events, actual results, revised expectations or otherwise We further expressly disclaim any written or oral statements made by a third party regarding the subject matter of this Press Release.

Investor Relations and Media Contact:

Cody H. Laidlaw

Belpointe PREP, LLC

255 Glenville Road

Greenwich, Connecticut 06831

IR@belpointeoz.com

203-883-1944